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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:                   PENDING
                                         Estimated average burden
                                         hours per response             0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Eckert III            Alfred                  C.
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   (Last)               (First)              (Middle)

   C/o Moore Corporation Limited
   One Canterbury Green, 6th Floor
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                        (Street)

   Stamford,              CT                  06901
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


   12/28/2001
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



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4. Issuer Name AND Ticker or Trading Symbol


   Moore Corporation Limited (MCL)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

N/A

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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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Common Stock                      (1)                   I(1)                              (1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, see Instruction 5(b)(v).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
                                                                          (Over)
                                                                 SEC 1473 (3-99)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              N/A                                                       Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
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
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Deferred Share Units
(Non-voting, non-
transferable unit
equivalent in value                                                                        "One For
to Common Shares)                                                         6,683.39         One"             D             N/A
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

Explanation of Responses:

(1) Greenwich Street Capital Partners II, L.P. ("GSCP II") is the direct beneficial owner of 5,263,158 shares of Common Stock. GSCP Offshore Fund, L.P. ("Offshore Fund") is the direct beneficial owner of 243,916 shares of Common Stock. Greenwich Fund, L.P. ("Greenwich Fund I") is the direct beneficial owner of 396,315 shares of Common Stock. Greenwich Street Employees Fund, L.P. ("Employees Fund") is the direct beneficial owner of 698,445 shares of Common Stock. TRV Executive Fund, L.P. ("Executive Fund") is the direct beneficial owner of 57,663 shares of Common Stock. In the aggregate, GSCP II, Offshore Fund, Greenwich Fund I, Employees Fund, and Executive Fund (collectively the "Greenwich Street Funds") directly beneficially own 6,659,497 shares of Common Stock. Alfred C. Eckert III may be deemed to beneficially own such securities indirectly in his capacity as
    (a) a managing member of Greenwich Street Investments II, L.L.C., which is the general partner of each of the Greenwich Street Funds, (b) an executive officer of GSCP (NJ), L.P. ("Funds Manager"), which is the manager of the Greenwich Street Funds, and (c) an executive officer of GSCP (NJ), L.P., which is the general partner of Funds Manager. Nothing in this Form 3 shall be construed as an admission that Mr. Eckert is, for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Securities Act"), or otherwise, the beneficial owner of any securities reported on this Form 3 in which he does not have a pecuniary interest as calculated pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

              /s/ Alfred C. Eckert III                       January 7, 2002
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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